                                                                                    Exhibit  99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER 2007 FINANCIAL RESULTS

Declares $0.66 per Share Dividend for Q2 2007

New York, New York, August 1, 2007 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months and six months ended June 30, 2007.

The following financial review discusses the results for the three months and for the six months ended June 30, 2007 and June 30, 2006.

Second Quarter 2007 and Year-to-Date Highlights

•	Declared a dividend of $0.66 per share, based on Q2 2007 results, payable on or about August 31, 2007 to all shareholders of record as of August 17, 2007;

•	Excluding the $1.6 million loss from our foreign exchange swap agreements, we recorded net income of $15.3 million, or $0.61 basic and $0.60 diluted earnings per share;

•	Recorded net income of $13.7 million, or $0.54 basic and diluted earnings per share;

•
Expanded fleet by 159% on a tonnage basis, by agreeing on the acquisition of nine capesize vessels from companies within the Metrostar Management Corporation group for an aggregate purchase price of approximately $1.1 billion;

•	Closed on a new $1.4 billion revolving credit facility with favorable terms;

•
Accumulated a 17.31% ownership of the outstanding stock of Jinhui Shipping and Transportation Limited through July 31, 2007, resulting in an unrealized gain of $57.8 million based on the closing price of NOK 67.75 on August 1, 2007; and

•	Paid a $0.66 per share dividend on May 31, 2007 based on Q1 2007 results.

Financial Review:  2007 Second quarter

The Company recorded net income of $13.7 million or $0.54 basic and diluted earnings per share for the three months ended June 30, 2007. Comparatively, for the three months ended June 30, 2006 net income was $17.5 million or $0.69 basic and diluted earnings per share. Included in net income for the second quarter of 2007 is a $1.6 million loss from foreign currency swap agreements associated with the purchases of Jinhui shares. This is offset by a $1.9 million in currency translation gain, which is reflected in Other Comprehensive Income but not recorded in the income statement. Excluding the loss on the foreign currency swap agreements, net income for the second quarter of 2007 was $15.3 million, or $0.61 basic and $0.60 diluted earnings per share. Additionally, net income for the second quarter of 2007 includes $0.5 million of interest expense associated with the borrowings under the short-term line, which was utilized for the purchase of the Jinhui stock. Based on Jinhui’s closing stock price as of August 1, 2007, we have an unrealized gain on our investment of $57.8 million. (1) Furthermore, the Genco Trader incurred 27 days of unscheduled offhire related to maintenance during the second quarter of 2007 as we had previously announced on our first quarter 2007 earnings call. Based on preliminary estimates, we expect that we will be reimbursed an approximate amount of $500,000 by our insurance coverage, but revenue is not recognized until the insurance proceeds have been received.

Included in net income for the second quarter of 2006 was $1.7 million of income from financial derivatives, related to our two forward interest rate swap instruments which did not qualify for hedge accounting at the time. Excluding the unrealized gain on financial derivatives, net income for the second quarter of 2006 was $15.8 million, or $0.63 basic earnings per share and $0.62 diluted earnings per share.

EBITDA was $25.4 million for the three months ended June 30, 2007 versus $26.6 million for the three months ended June 30, 2006.

Robert Gerald Buchanan, President, commented, “During the second quarter, we continued to take advantage of the strong fundamentals in the drybulk industry and fixed vessels on long-term time charters at rates above previous levels. Specifically, we signed the Genco Knight, a 1999-built Panamax vessel, at a rate 30 percent more than the previous charter. We also signed the Genco Beauty, a 1999-built Panamax vessel, to a long-term charter at an attractive rate. Based on the 12 contracts that we signed during the first half of 2007, we currently have approximately 90% of our current fleet's available days secured on contracts for the remainder of 2007 and 50% for 2008. As Genco significantly increased its time charter coverage, the Company further improved its leading industry reputation and ability to provide top multinational charterers with modern, high-quality tonnage following our agreement to acquire nine Capesize vessels.”

(1)
Based on the closing price of NOK 67.75 on August 1, 2007 and a currency swap rate of 6.00 NOK/$USD for the cost basis and a spot exchange rate of 5.85 NOK/$USD for the appreciation since the purchase of the position.

Genco Shipping & Trading Limited recorded revenues of $36.8 million for the three months ended June 30, 2007 versus $32.3 million for the three months ended June 30, 2006, an increase of 14.1%, primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased slightly to $21,046 per day for the three months ended June 30, 2007 compared to $20,315 for the three months ended June 30, 2006. The increase in TCE rates was primarily due to higher time charter rates achieved in the second quarter of 2007 versus the same period last year for 2 of the Panamax and 3 of the Handymax vessels in our current fleet. Higher rates were also recorded for the Genco Leader and Genco Trader, the two vessels which operated in the Baumarine pool during the second quarter of 2006 and were subject to fluctuations of the spot market. The increase was countered by lower charter rates achieved in the second quarter of 2007 versus the second quarter of 2006 for the five Handysize vessels on charter with Lauritzen Bulkers A/S, which commenced their time charter contracts at $13,500 per vessel per day during the third quarter of 2006. The five Handysize vessels will commence at higher rates of $19,500 per vessel per day on September 5, 2007.

Total operating expenses increased to $18.3 million for the three months ended June 30, 2007 from $15.0 million for the three-month period ended June 30, 2006. Vessel operating expenses were $6.4 million for the second quarter of 2007 compared to $4.7 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, as well as higher crewing and lube expenses. General and administrative expenses increased to $3.1 million from $2.3 million during the comparative periods. The rise was due to higher legal expenses, costs associated with higher employee non-cash compensation and other employee related costs. Management fees were $0.4 million for the three months ended June 30, 2007 and $0.3 million for the three months ended June 30, 2006, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses increased to $3,727 per vessel per day during the second quarter of 2007 from $3,042 for the same quarter last year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Through the first six months of 2007 daily vessel operating expenses of $3,677 are slightly below our 2007 budget of $3,682 per vessel per day for our current fleet. Based on estimates provided by our technical managers and management’s expectations, we anticipate the budget for the Capesize vessels expected to be delivered through the end of 2007 to be $4,800 per vessel per day.

Financial Review: First Half 2007

Net income was $33.6 million or $1.33 basic and $1.32 diluted earnings per share, for the six months ended June 30, 2007 compared to $34.1 million, or $1.35 basic and diluted earnings per share for the six months ended June 30, 2006. Included in net income for the six months ended June 30, 2007 is a loss from our foreign currency swap agreements of $1.6 million as well as a gain of $3.6 million related to the sale of the Genco Glory. Revenues increased 14.2% to $74.1 million for the six months ended June 30, 2007 compared to $64.9 million for the six months ended June 30, 2006. EBITDA was $55.9 million for the six months ended June 30, 2007 versus $52.1 for the six months ended June 30, 2006. TCE rates obtained by the Company increased slightly to $20,863 per day for the six months ended June 30, 2007 from $20,500 for the same period in 2006. Total operating expenses were $33.3 million for the six months ended June 30, 2007 compared to $29.8 for the six months ended June 30, 2006, and daily vessel operating expenses per vessel were $3,677 versus $3,011 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2007 increased 6.5% to $47.5 million from $44.6 million. The increase was primarily due to the unrealized loss on derivative instruments of $2.9 million for the six months ended June 30, 2007 as opposed to an unrealized gain of $2.2 million for the six months ended June 30, 2006. The increase was offset by the gain of $3.6 million related to the sale of the Genco Glory. Net cash provided by operating activities for the six months ended June 30, 2007 was primarily a result of recorded net income of $33.6 million, less the gain from the sale of the Genco Glory of $3.6 million, plus depreciation and amortization charges of $14.6 million. For the six months ended June 30, 2006, net cash provided by operating activities was mostly a result of recorded net income of $34.1 million, and depreciation and amortization charges of $13.0 million.

Net cash used in investing activities increased to $90.4 million for the six months ended June 30, 2007 from $1.0 million for the six months ended June 30, 2006.   For the six months ended June 30, 2007, the cash used in investing activities related primarily to the purchase of $103.1 million of Jinhui stock, offset by proceeds from the sale of the Genco Glory of $13.0 million.  For the six months ended June 30, 2006, the cash used in investing activities primarily related to the purchase of fixed assets for $1.0 million.

Net cash provided by (used in) financing activities for the six months ended June 30, 2007 and 2006 was $37.1 million and ($30.6) million, respectively. For the six months ended June 30, 2007, net cash provided by financing activities consisted of the drawdown of $77.0 million from the $155 million short-term line related to the purchase of the Jinhui shares, the payment of cash dividends of $33.7 million and the repayment of $5.7 million of our credit facility. For the same period last year, net cash used in financing activities consisted primarily of the payment of dividends of $30.5 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of seven Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers. Upon delivery of all vessels under the previously announced Metrostar vessel acquisition, Genco will own a fleet of 28 drybulk vessels, consisting of nine Capesize, seven Panamax, seven Handymax, and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that three vessels will be drydocked in the remainder of 2007, of which one will be drydocked during the third quarter of 2007 and two will be drydocked during the fourth quarter of 2007. One of these vessels, the Genco Beauty, will be drydocked for an intermediate survey and we therefore anticipate a shorter offhire period of five days. An additional six vessels are estimated to be drydocked in 2008. We estimate our drydocking costs for our fleet through 2008 to be:

	Q3 2007	Q4 2007	2008
Estimated Costs (1)	$0.7 million	$1.0 million	$5.2 million
Estimated Offhire Days (2)	20	25	120

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel (except for the Genco Beauty which will undergo an intermediate survey and is only expected to be offhire for 5 days).  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Prosperity completed its drydocking during the second quarter of 2007 at a cost of $0.7 million. Additionally, the Genco Trader incurred 27 days of unscheduled offhire related to maintenance during the second quarter of 2007 as we had previously announced on our first quarter 2007 earnings call. Based on preliminary estimates, we expect that we will be reimbursed an approximate amount of $500,000 by our insurance coverage, but revenue is not recognized until the insurance proceeds have been received.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$36,847	$32,303	$74,067	$64,875

Operating expenses:
Voyage expenses	1,017	1,060	2,430	2,164
Vessel operating expenses	6,445	4,706	12,834	9,265
General and administrative expenses	3,052	2,304	6,247	4,753
Management fees	393	347	744	694
Depreciation and amortization	7,433	6,540	14,619	12,957
Gain on sale of vessel	-	-	(3,575)	-
Total operating expenses	18,340	14,957	33,299	29,833

Operating income	18,507	17,346	40,768	35,042

Other (expense) income:
(Loss) income from derivative instruments	(1,594	1,721	(1,594)	2,197
Interest income	888	684	1,954	1,253
Interest expense	(4,080	(2,229)	(7,570)	(4,392)
Other (expense) income:	(4,786	176	(7,210)	(942)

Net income	$13,721	$17,522	$33,558	$34,100

Earnings per share - basic	$0.54	$0.69	$1.33	$1.35

Earnings per share - diluted	$0.54	$0.69	$1.32	$1.35

Weighted average shares outstanding - basic	25,312,593	25,263,481	25,310,783	25,261,750

Weighted average shares outstanding - diluted	25,456,413	25,337,024	25,439,043	25,320,826

	June 30, 2007	December 31, 2006
BALANCE SHEET DATA:	(unaudited)
Cash	$67,798	$73,554
Current assets, including cash	208,491	88,118
Total assets	689,556	578,262
Current liabilities, including current portion of long-term debt	36,332	15,173
Total long-term debt, including current portion	283,233	211,933
Shareholders' equity	387,814	353,533

	Six Months Ended
	June 30, 2007	June 30, 2006
	(unaudited)

Net cash provided by operating activities	$47,540	$44,626
Net cash used in investing activities	(90,401)	(1,020)
Net cash provided by (used in) financing activities	37,105	(30,556)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	19	17	19	17
Average number of vessels (1)	19.0	17.0	19.3	17.0
Total ownership days for fleet (2)	1,729	1,547	3,491	3,077
Total available days for fleet (3)	1,703	1,538	3,434	3,059
Total operating days for fleet (4)	1,668	1,522	3,371	3,039
Fleet utilization (5)	98.0%	99.0%	98.2%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 21,046	$ 20,315	$ 20,863	$ 20,500
Daily vessel operating expenses per vessel (7)	3,727	3,042	3,677	3,011

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$ 13,721	$ 17,522	$ 33,558	$ 34,100
+ Net interest expense	3,192	1,545	5,616	3,139
+ Depreciation and amortization	7,433	6,540	14,619	12,957
+ Amortization of nonvested stock compensation	585	497	1,171	1,016
+ Amortization of value of time charter acquired	461	461	917	917
EBITDA(8)	25,392	26,565	55,881	52,129

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Current Fleet

Our current fleet currently consists of seven Panamax, seven Handymax and five Handysize drybulk carriers with an aggregate carrying capacity of approximately 988,000 dwt. Our current fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications.  We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of June 30, 2007, the average age of our current fleet was 9.3 years, as compared to the average age for the world fleet of approximately 15.6 years for the drybulk shipping segments in which we compete. All of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 14 months as of June 30, 2007.

Current Fleet
Vessel	Charterer	Charter Expiration (1)	Time Charter Rate (2)

Panamax Vessels
Genco Beauty	Cargill International S.A.	May 2009	$31,500
Genco Knight	SK Shipping Ltd.	May 2009	37,700(3)
Genco Leader	A/S Klaveness	December 2008	25,650(4)
Genco Trader	Baumarine AS	October 2007	25,750(4)
Genco Vigour	STX Panocean (UK) Co. Ltd.	March 2009	29,000(5)
Genco Acheron	STX Panocean (UK) Co. Ltd.	February 2008	30,000(6)
Genco Surprise	Cosco Bulk Carrier Co., Ltd.	November 2007	25,000
Handymax Vessels
Genco Success	KLC	January 2008	24,000
Genco Commander	A/S Klaveness	October 2007	19,750
Genco Carrier	Pacific Basin Chartering Ltd.	February 2008	24,000
Genco Prosperity	A/C Pacific Basin Chartering Ltd.	April 2008	26,000
Genco Wisdom	HMMC	November 2007	24,000
Genco Marine	NYK Bulkship Europe S.A.	February 2008	24,000(7)
Genco Muse	Qatar Navigation QSC	September 2007	26,500(8)
Handysize Vessels
Genco Explorer	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Pioneer	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Progress	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Reliance	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Sugar	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 4 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) A new time charter for 23 to 25 months at a rate of $37,700 per day less a 6.25% third party commission commenced following the expiration of the vessel’s previous time charter on June 30, 2007.
(4) For the Genco Leader and the Genco Trader the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(5) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel’s previous time charter on May 5, 2007.

(6) The vessel was delivered to the charterer for the commencement of the time charter on March 20, 2007.
(7) The vessel was delivered to the charterer for the commencement of the time charter on March 29, 2007.
(8) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues.  For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.

Acquisition of Nine Capesize Vessels

On July 18, 2007, Genco announced an agreement to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group for an aggregate purchase price of approximately $1.1 billion. The acquisition is subject to the completion of customary closing conditions. Upon completion of the acquisition, Genco will own a fleet of 28 drybulk vessels, consisting of nine Capesize, seven Panamax, seven Handymax, and five Handysize drybulk carriers, with a total carrying capacity of approximately 2,559,000 dwt and an average age of 8 years.

Capesize Vessels To be Delivered
Vessel	New Name	DWT	Shipyard	Built (1)	Expected Delivery (1)	Time Charter Rate (2)
Ferro Goa	Genco Augustus	180,000	Imabari Shipbuilding Co. Ltd.	Q1 2007	Q3 2007	$45,263 (3)
Ferro Fos	Genco Tiberius	175,000	Universal Shipbuilding Corp.	Q1 2007	Q3 2007	$45,263 (3)
Hull 1044	Genco London	177,000	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	Q4 2007	Q4 2007	$57,500 (4)
Hull 1118	Genco Titus	177,000	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	Q4 2007	Q4 2007	$45,000 (5)
Hull 8071	Genco Constantine	180,000	Imabari Shipbuilding Co. Ltd.	Q2 2008	Q2 2008	n/a
Hull 1032	Genco Hadrian	170,500	Sungdong Heavy Industries Co. Ltd.	Q4 2008	Q4 2008	n/a
Hull 1033	Genco Commodus	170,500	Sungdong Heavy Industries Co. Ltd.	Q2 2009	Q2 2009	n/a
Hull 1034	Genco Maximus	170,500	Sungdong Heavy Industries Co. Ltd.	Q2 2009	Q2 2009	n/a
Hull 1041	Genco Claudius	170,500	Sungdong Heavy Industries Co. Ltd.	Q3 2009	Q3 2009	n/a
Total		1,571,000

(1) Built dates for vessels delivering in the future are estimates based on guidance received from the sellers and respective shipyards.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 2.50% to 5.00% to third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues. The rate for the vessels with time charters are all below current long-term market rates and therefore will result in a liability that will amortize as an increase to revenue. See our Summary of Significant Accounting Policies under the caption “Vessel acquisitions” in our footnotes in the March 31, 2007 form 10-Q for disclosure of our policy.
(3) Currently, the Ferro Goa and the Ferro Fos, which are to be renamed the Genco Augustus and the Genco Tiberius, respectively, are each on charter with Cargill International S.A., for 35 to 39 months at a gross rate of  $45,263 per day. Both charters are due to expire between December 2009 and April 2010.
(4) Hull 1044, to be renamed the Genco London, is scheduled to be on charter with SK Shipping Co., Ltd. for 35 to 39 months at a gross rate of $57,500 per day. The charter is due to expire between September 2010 and January 2011.
(5) Hull 1118, to be renamed the Genco Titus, is scheduled to be on charter with Cargill International S.A., for 48 months at a gross rate of $45,000 per day. The charter, which is due to expire in January 2012, also includes a 50 percent index-based profit sharing component. The charterer has the option to extend the charter for a period of one year.

Q2 2007 Dividend Announcement

The Company’s Board of Directors declared a second quarter 2007 dividend of $0.66 per share payable on or about August 31, 2007 to all shareholders of record as of August 17, 2007. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q2 2007 dividend of $0.66 equates to an annualized yield of 4.7% based on the closing price of Genco Shipping & Trading’s common stock as of July 31, 2007 at $56.33.

John C. Wobensmith, Chief Financial Officer, commented, “Genco’s second quarter dividend of $0.66 per share represents the third consecutive dividend under the Company’s increased quarterly target for 2007 and eighth dividend since its IPO in July of 2005. Furthermore, the recent Metrostar acquisition, which will increase our fleet by 159 percent on a tonnage basis and significantly expand our earnings power, serves as testimony to management’s disciplined approach in meeting strict acquisition criteria related to earnings and cash flow accretion as well as return on capital hurdles. In acting decisively to expand our leadership position in the drybulk industry, we intend to draw upon the company’s financial strength, including our new $1.4 billion credit facility with a ten-year term and an attractive interest rate, to finance this acquisition. Building upon our past consolidation success, we will work diligently to ensure the seamless integration of these newly acquired vessels and continue to drive shareholder value.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 19 drybulk vessels consisting of seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 988,000 dwt. After the delivery of the nine Capesize vessels from our recently announced acquisition from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 28 drybulk vessels, consisting of nine Capesize, seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 2,559,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, August 2, 2007 at 8:30 a.m., Eastern Time, to discuss its 2007 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 946-0783 or (719) 457-2658 and enter passcode 4278064.  A replay of the conference call can also be accessed through August 16, 2007 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4278064. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under the company’s agreement to acquire the nine drybulk vessels, and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, its quarterly reports on Form 10-Q and its reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.